Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made and entered into as of January 5, 2013 (the “Agreement Date”) and shall be effective as of the Closing Date (as such term is defined in the Purchase Agreement) (except with respect to the parties’ obligations in connection with items 11 and 12 of Annex B-1 hereto, which the parties acknowledge and agree shall take effect as of the Agreement Date), by and between Natus Medical Incorporated, a Delaware corporation (“Natus”), and Astro-Med, Inc., a Rhode Island corporation (“Seller”).

RECITALS

A.           Concurrently with the execution of this Agreement, Natus is entering into a certain Asset Purchase Agreement (the “Purchase Agreement”), and as may be amended, modified or supplemented from time to time in accordance with its terms, pursuant to which Natus agreed to, among other things, purchase the Acquired Assets from Seller on the terms and subject to the conditions set forth in the Purchase Agreement.

B.           As a material inducement to each party’s willingness to enter into the Purchase Agreement and to consummate the transactions contemplated thereunder, Seller has agreed to provide certain services in favor of Natus upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Terms not defined in this Agreement have the meaning set forth in the Purchase Agreement. The following terms shall have the meanings set forth below:

(a) “Cost of Goods” means, with respect to Products and/or Product Inventory, as applicable, Seller’s fully burdened cost (expressed on a per unit manufactured basis) of supplying Products, including without limitation raw materials, direct and indirect labor and benefits, repair and service costs, and allocated overhead, all determined in accordance with GAAP applied on a basis consistent with Seller’s annual audited financial statements and past practice.

(b) “Product Inventory” means all Product inventory of Seller, including all finished goods, sub-assemblies, works in process, and raw materials (if any), existing at the end of the Manufacturing Services Period that is in good working condition and conforms to the applicable specifications for such item and, additionally, with respect to sub-assemblies, works in process, and raw materials, is reasonably usable for manufacturing the Products.

(c) “Product Inventory Value” means the value of Sellers’ Product Inventory on the books of Sellers’ as of the specified date, valued based on Sellers’ standard cost and net of reserves (determined in accordance with GAAP as consistently applied in the preparation of the Financial Statements).

(d) “Products” means those products listed on Schedule I attached hereto.

2. Transition Services

(a) Services.  Subject to the terms of this Agreement, Seller will provide to Natus (a) the manufacturing services described in Annex A (collectively, the “Manufacturing Services”) during the transition period described in Annex A (the “Manufacturing Services Period”), and (b) the additional transition services described in Annex B (collectively, the “Other Transition Services”) during the transition period(s) described in Annex B (collectively, the “Other Transition Services Period”).  The Manufacturing Services and Seller Other Transition Services shall be referred to herein, collectively, as the “Transition Services”, and the Manufacturing Services Period and the Other Transition Services Period shall be referred to herein, collectively, as the “Transition Period”. In the event that after the Effective Date, Natus identifies any additional services that are reasonably required for an orderly transition of the Acquired Assets to Natus, Natus and Seller will negotiate in good faith the provision of such additional services by Seller, and the parties will amend Annex A and/or Annex B, as applicable, to add such additional services pursuant to any agreement thereto.  Such additional services, if any, will be deemed to be Transition Services for purposes of this Agreement.

(b) Transition Periods.  Seller agrees and will cause its employees to work in good faith in coordination and cooperation with Natus to complete all Transition Services within the applicable Transition Period; however, if it is reasonably necessary to continue certain of those services (other than Manufacturing Services) beyond the applicable Transition Period in order to achieve an orderly transition of the business of Seller to Natus, Seller will continue providing such Transition Services until the earlier of (i) an additional ninety (90) days and (ii) such time as such services are no longer reasonably required by Natus.

3. Seller Indemnity Obligations. Seller will indemnify and hold harmless Natus and its representatives and affiliates from and against any losses incurred or sustained by Natus where such losses result from third party claims based upon (i) the gross negligence or willful misconduct of Seller, its representatives or affiliates, in each case, other than losses arising from the gross negligence or willful misconduct of Natus, or Natus’ breach of its obligations pursuant to this Agreement, or (ii) the failure by Seller to comply fully with its obligations to any Seller employee in connection with providing Transition Services, including, without limitation, payment of wages, provision of benefits, and payment of employment taxes.

4. Limitation of Liability; Warranty Disclaimer

(a) Notwithstanding any other provision of this Agreement, neither party will be liable to the other party under this Agreement for any losses incurred by such party to the extent resulting from, arising out of, or relating to any action or omission by a third-party.

(b) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING UNDER THIS AGREEMENT (WHETHER BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY), IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGE.

5. Term and Termination

(a) Term.  Unless earlier terminated in accordance with this Section 5, this Agreement is effective beginning on the Effective Date (except with respect to the parties’ obligations in connection with items 11 and 12 of Annex B-1 hereto, which the parties acknowledge and agree shall take effect as of the Agreement Date) and will remain in effect until the expiration or termination of the last-to-expire Transition Period.

(b) Termination.  This Agreement may be terminated by either party in the event of the other party’s material breach of this Agreement, which within thirty (30) days of the non-breaching party’s written notice thereof is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure, provided, however, that if a material breach is not capable of being cured, the non-breaching party may terminate with immediate effect.

(c) Liability Following Termination.  The termination of this Agreement pursuant to Section 5(b) will not relieve the defaulting party from liability for breach of this Agreement or limit the non-breaching party’s remedies, except as expressly limited in this Agreement.

(d) Inventory. During the Manufacturing Services Period, Seller will provide Natus, within fifteen (15) days after the end of each fiscal month of Seller, a report that identifies the Product Inventory Value as of the end of such fiscal month that identifies by category all Product Inventory and Product Inventory Value (the “Product Information”).  At the end of the Manufacturing Services Period, Seller will transfer to Natus’ possession all Product Inventory for a price (“Inventory Purchase Price”) equal to the Product Inventory Value as of the date of termination (provided, however, that in no event shall such amount exceed Four Million US Dollars ($4,000,000), as certified by Seller’s Chief Financial Officer in a certificate (“Inventory Value Certificate”) setting forth the Product Information, in substantially the form provided to Natus at the Closing. All Product Inventory shall be shipped to Natus or as Natus directs in accordance with the provisions for Product shipments as set forth on Annex A. Natus shall pay the Inventory Purchase Price within fifteen (15) business days of receipt of the Inventory Purchase Price Certificate, subject to the following dispute resolution process:

(i)  Upon reasonable prior written notice given by Natus to Seller, Seller shall permit Natus or its designee to inspect and audit, during Seller’s business hours, Seller’s books and records in order to confirm the accuracy of the calculation of the Inventory Purchase Price.  If Natus disputes the Product Inventory Value it shall deliver to Seller a written notice of dispute (a “Dispute Notice”) within fifteen (15) business days of its receipt of the Inventory Value Certificate.  The Dispute Notice shall set forth in reasonable detail the basis for such dispute.  Natus and Seller will use reasonable efforts to resolve any such dispute during the twenty (20)-day period commencing on the date Seller receives the Dispute Notice from Natus.  If Natus and Seller do not agree upon a final resolution within twenty (20) days following the date of the Dispute Notice, then the items in dispute shall be submitted promptly to the Boston, Massachusetts office of Grant Thornton LLP (the "Neutral Accountant").  The Neutral Accountant shall be instructed to render a determination of the applicable dispute and specify the resulting final Product Inventory Value within thirty (30) days after referral of the matter to the Neutral Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Neutral Accountant shall be conclusive and binding upon Natus and Seller and judgment may be entered upon the determination of the Neutral Accountant in any court having jurisdiction over the party against which such determination is to be enforced.

(ii) The Neutral Accountant shall determine, based solely on presentations by Natus and Seller and their respective representatives, and not by independent review, only those items disputed in the Dispute Notice that have not been agreed upon in writing by the parties.  In resolving any disputed item, the Neutral Accountant shall be bound by the definitions of Product Inventory and Product Inventory Value contained herein and in the Purchase Agreement and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs and expenses of the Neutral Accountant shall be borne by Natus, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Natus shall pay the final Inventory Purchase Price within fifteen (15) business days of the determination thereof.

(e) Survival.  Sections 3, 4, 5(c)-(e), 7, 8 and 9 will survive any expiration or termination of this Agreement.

6. Covenants

(a) Cooperation.  The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services.

(b) Compliance with Company Policies. For any work performed on Natus’ premises or with Natus’ systems, Seller will comply with all reasonable security, confidentiality, safety, and health policies of Natus provided to Seller.  For any work performed on Seller’s premises or with Seller’s systems, Natus will comply with all reasonable security, confidentiality, safety, and health policies of Seller provided to Natus.

7. Payment

(a) Purchase Price. In consideration for the supply of Products in accordance with Appendix A, Natus will pay to Seller an amount (“Purchase Price”) equal to Cost of Goods plus seventeen and one-half percent (17.5%).   Seller agrees to hold the Cost of Goods as of the Closing Date firm for the duration of the Manufacturing Services Period, except for any changes to the price of gold or silver as of the Closing Date during such period.  Assuming (i) that Products are sold at or above Seller’s Average Selling Price (“ASP”) for each such Product for the eleven months ended December 22, 2012 as set forth on Schedule 3.10(f) of the Seller Disclosure Letter to the Purchase Agreement, and as increased to reflect Seller’s January 2013 price increase and (ii) aggregate Product sales reflect a similar Product mix to the mix of Products sold by Seller during the eleven months ended December 22, 2012, the gross margin (i.e., the difference between the customer sales price and Purchase Price) for all Products sold would average at least fifty percent (50%), except to the extent such gross margin is reduced as a result of an increase in the price of gold and/or silver as of the Closing Date during the Manufacturing Services Period.

(b) Invoicing; Payment. Seller shall submit an invoice to Natus upon delivery of the applicable Products.  Invoices will state the aggregate and unit price in a given shipment.  Undisputed invoices will be due and payable within thirty (30) days of the date of such invoice.  If Natus disputes any portion of any invoice, it shall provide Seller with written notice of such dispute within fifteen (15) business days of the date of such invoice setting forth in reasonable detail the basis for such dispute.  If any portion of an invoice is disputed, then Natus shall pay Seller the undisputed amounts and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.  Disputed amounts are due and payable within thirty (30) days of the date of resolution of such dispute.

(c) Audit Rights.  Upon reasonable prior written notice given by Natus to Seller, Seller shall permit Natus or its designee to inspect and audit, during Seller’s business hours, Seller’s books and records in order to confirm the accuracy of the calculation of the Purchase Price. In the event the audit reveals a discrepancy of more than five percent (5%) as mutually agreed in good faith by Seller and Natus, Seller shall reimburse Natus for the reasonable costs of such audit. In addition, Seller shall promptly return to Natus any amounts paid to Seller in excess of the Purchase Price.

8. Confidentiality

The parties acknowledge that by reason of their relationship under this Agreement, they may have access to and acquire Confidential Information of the other party.  Each party receiving Confidential Information (the “Receiving Party”) agrees to maintain all such Confidential Information received from the other party (the “Disclosing Party”), both orally and in writing, in confidence and agrees not to disclose or otherwise make available such Confidential Information to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the terms of this Agreement to its legal and business advisors if such third parties agree or otherwise have a duty to maintain the confidentiality of such Confidential Information under terms no less restrictive than those set forth herein.  The Receiving Party further agrees to use the Confidential Information of the Disclosing Party only for the purpose of performing this Agreement.  Notwithstanding the foregoing, the obligations set forth herein shall not apply to Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of or action by the Receiving Party; (ii) was lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party; (iii) subsequent to disclosure, is rightfully obtained by the Receiving Party from a third party who is lawfully in possession of such Confidential Information without restriction; (iv) is independently developed by the Receiving Party without resort to the Confidential Information; or (v) is required to be disclosed by law or judicial order, provided that the Receiving Party shall give the Disclosing Party prompt written notice of such required disclosure in order to afford the Disclosing Party an opportunity to seek a protective order or other legal remedy to prevent the disclosure, and shall reasonably cooperate with the Disclosing Party’s efforts to secure such a protective order or other legal remedy to prevent the disclosure. “Confidential Information” means material, data, systems and other information concerning the operation, business, projections, market goals, financial affairs, products, services, customers, and the intellectual property rights of the other party that may not be accessible or known to the general public.  Confidential Information shall include, but not be limited to, the terms of this Agreement, and any information which concerns technical details of operation of any of the Transition Services provided hereunder.

9. Other Terms

(a) Excusable Nonperformance.  Consequences, direct or indirect, of labor disputes, accidents, war, acts of terrorism, actions of government agencies and other causes beyond the reasonable control of the parties will excuse performance of their respective obligations under this Agreement to the extent that the performance of these obligations is prevented by such consequences. The party claiming relief hereunder will notify the other party in writing of the events causing nonperformance.  Reasonable diligence will be exercised by the affected party in attempting to cure the cause of nonperformance and to resume performance as soon as practicable.

(b) Expenses.  Except as otherwise provided in this Agreement or the Purchase Agreement, each of the parties hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the Purchase Agreement and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the transactions described herein.

(b) Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(e) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(c) Waiver of Jury Trial.  Each of Seller and Natus hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 7(c).

(d) Entire Agreement; Amendments and Waivers.  This Agreement (including Annex A and/or Annex B hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(e) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(e)): (i) if to Natus, to the address and with the other contact information reflected in Section 9.6 of the Purchase Agreement (together with a copy to Natus’ counsel as specified in such Section 9.6); and (ii) if to Seller, to the address and with the other contact information reflected in Section 9.6 of the Purchase Agreement (together with a copy to Seller’s counsel as specified in such Section 9.6).

(f) Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions are consummated as originally contemplated to the greatest extent possible.  Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained in this Agreement.

(g) Binding Effect; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

(h) Assignment.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be null, void and of no effect; provided, however, that each party may assign its rights, interests and obligations hereunder to any of its direct or indirect subsidiaries; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to a given party shall also apply to any such assignee unless the context otherwise requires.

(i) Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(j) Independent Contractor.  The parties are independent contractors.  Except as expressly set forth in this Agreement, nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, franchise or joint venture relationship between Seller and Natus.  Neither party will incur any debts or make any commitments for the other party, except to the extent, if at all, specifically provided herein.

(k) Interpretation.  The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and will not in any way affect the meaning or interpretation of this Agreement.  The parties to this Agreement are competent persons who are experienced in business and represented by counsel and have reviewed this Agreement and have had their counsel review this Agreement.  Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

(l) Subsequent Documents.  The parties agree that they will, at any time, duly execute and deliver to any party any additional documents and instruments that the parties may reasonably determine to be necessary in connection with the transactions contemplated by this Agreement, and the failure of a party to demand such documents or instruments on or before the date of this Agreement will not alleviate the obligation of any party to execute and deliver such documents or instruments at any time, upon the written demand of a party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date hereof.

NATUS MEDICAL INCORPORATED /s/ James B. Hawkins By: __________________________________________________ Name: James B. Hawkins Title: Chief Executive Officer	ASTRO-MED, INC. /s/ Everett V. Pizzuti By: _____________________________________________________ Name: Everett V. Pizzuti Title: Chief Executive Officer

[Signature Page to Transition Services Agreement]

ANNEX A
Manufacturing Services

1.
Seller will manufacture and supply Products to Natus for a period of nine (9) months from Closing, which period shall be automatically extended, either for all Products or only certain Products as the case may be and as the parties may reasonably agree, upon notice to Seller (to be provided at least three (3) months before the end of the initial 9-month period) for an additional three (3)-month period or such other period as may be agreed upon by the parties (“Manufacturing Services Period”). Products will be manufactured in compliance with applicable laws and specifications, and consistent with quality standards applied by Seller in the last four (4) completed quarters before Closing, but in no event less than industry standards. As part of the Manufacturing Services, Seller shall provide to Natus (and develop, if not existing as of the Effective Date) final system work assembly instructions for the Products as soon as reasonably practicable following the Closing (but in no event later than two (2) months from the Closing Date).

2.
Within fifteen (15) business days after the Effective Date, Natus shall deliver to Seller a non-binding, forward looking, six (6) month rolling forecast ("Forecast") for orders of the Products, and update such Forecast on a quarterly basis during the Manufacturing Services Period.  Each Forecast shall state Natus’ anticipated orders for each Product during the Forecast period. Natus will order, and Seller shall supply to Natus, Products on a Purchase Order-by-Purchase Order basis against Forecast, provided that Natus shall purchase not less than an average of $725,000 of Products (based upon Cost of Goods) per month (to be calculated on a three (3) month rolling basis) during the Manufacturing Services Period, except for deviations that are substantially consistent with the run rates of the last four (4) completed quarters before Closing or are otherwise agreed upon in good faith by the parties. Natus may in its discretion place a “last time buy” order by issuing a Purchase Order at least one (1) month before the end of the Manufacturing Services Period, and Seller shall use commercially reasonable efforts to supply to Natus the quantities of Products set forth in such Purchase Order.  In the event that the average monthly purchase of Products is less than $725,000 (based upon Cost of Goods) in any given quarter during the Manufacturing Services Period (i.e., the amount purchased in such quarter is less than $2,175,000), then within ten (10) business days from the end of such quarter Natus will issue a Purchase Order for an amount equal to the shortfall (i.e., the difference between $2,175,000 and the amount ordered by Natus)..

3.
Seller will ship Products to Natus, or, at Natus’ election, directly to the applicable customer as follows: Seller shall deliver Products F.O.B. Seller’s shipping dock to carrier(s) and freight forwarder(s) of Natus’ choosing addressed to the delivery location specified in the relevant order, and shall insure against normal transportation risks. The cost of shipment and insurance shall be added to the amount payable by Natus.  Title and risk of loss to all Products shall pass to Natus upon delivery to the common carrier at Seller’s shipping dock.

4.	During the Manufacturing Services Period, Seller will honor warranties for Products manufactured under this Annex A in accordance with applicable laws and consistent with Seller’s past practice.

5.
Seller will, at Natus’ request at any time during the Manufacturing Services Period, assist Natus in ensuring an orderly transition of any technology and know-how reasonably necessary to manufacture the Products to Natus or a third party contract manufacturer designated by Natus, each at no additional cost to Natus.

6.
Subject to the terms and conditions of this Agreement, Natus hereby grants to Seller a personal, non-exclusive, non-transferable, royalty-free, license to use during the Manufacturing Services Period such Natus trademarks as may reasonably relate to the Products to the extent reasonably required to perform Seller’s obligations under this Agreement.

ANNEX B

Other Transition Services

1.
Seller shall make available to Natus and/or its affiliates, for the period commencing on the Effective Date and concluding on March 31, 2014 (“Other Services Transition Period”), such personnel with the appropriate expertise to assist Natus and/or its Affiliates in connection with engineering, quality control and regulatory matters with respect to the Products, as and when reasonably requested by Natus. Any such assistance performed after December 1, 2013 will be billed to Natus at the rate of $100/hr. In the event that any individual providing such assistance leaves Seller’s employ during the Other Services Transition Period, Seller will notify Natus as soon as reasonably practicable.

2.
If Natus is required to file separate financial statements of the acquired business with the Securities and Exchange Commission, Seller shall for three (3) months from Closing, and shall cause its auditors to, cooperate with Natus and its auditors at no cost for the purpose of preparing, and for an auditor selected by Natus to audit, such financial statements.

3.
Seller shall (a) assist Natus with the identification of Seller’s channel partners and end customers outside of the US, (b) use reasonable efforts to assist Natus with respect to the transfer to Natus or its affiliates of Product registrations (or other applicable regulatory permits or approvals) held by channel partners outside of the US, and (c) provide to Natus all available documentation with respect to any such Product registrations, permits or approvals.

4.	Seller shall provide assistance to Natus with respect to the stand-up process for the applicable systems software as set forth on the attached Annex B-1.

Schedule I
Products
A10	LTM AMPLIFIERS
A12	COMET EEG SYSTEM
A13	COMET PSG SYSTEM
A14	AURA
A15	AURA24
A16	SLEEPTREK
A17	AURA PSG
A19	TREA
A2
A20	COMET PLUS PSG SYSTEM
A21	COMET PLUS EEG SYSTEM
F1	MODEL 15
F2	MODEL 15RX/RXI
G	ELECTRODES
H	ELECTRODE CREAMS/APPLICATIONS
J	RECORDING INK
K	PENS & ASSOCIATED WRITINGPAPER
L	AMP/PREAMPS
M	GTF OPTIONAL ACCESSORIES
M05	MISC-OTHER
N	STIMULATORS
P	POLYVIEW

P10	PARTS

R07	REPAIRS

S25	SERVICE AGREEMENTS
S26	INSTALLATION & TRAINING
T	TRANSDUCERS
T1	BEEHIVE
T3	TWIN
T6	BEEHIVE HORIZON
T7	BHHN-P

FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT

This FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment”) is entered into as of January 31, 2013 by and among Natus Medical Incorporated, a Delaware corporation (“Natus”) and Astro-Med, Inc., a Rhode Island corporation (“Seller”).  Natus and Seller are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the TSA (defined below).

WHEREAS, Natus and Seller are parties to that certain Transition Services Agreement dated as of January 5, 2013 (the “TSA”);

WHEREAS, the Parties desire to amend the TSA as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Taxes. Section 7 of the TSA is hereby amended by adding the following provision thereto:

(d) Taxes.  It is the Parties understanding that Natus will be deemed the “manufacturer” of the Products for purposes of any excise tax imposed on the manufacturer of the Products pursuant to Section 1491 of the Internal Revenue Code, enacted by section 1405 of the Health Care and Education Reconciliation Act of 2010 in conjunction with the Patient Protection and Affordable Care Act, or any other applicable law, but that if, and to the extent, Seller is determined to be the manufacturer of the Products for such purposes, Seller will invoice Natus separately for such taxes (which amounts shall be in addition to the Purchase Price) and shall remit such tax payments to the proper authorities as required by law.

2.
Except to the extent specifically amended hereby, the terms, provisions and conditions of the TSA are hereby ratified and confirmed and shall remain unmodified and in full force and effect. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the TSA.

3.
This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be considered one instrument. Facsimile or electronic signatures shall be valid and bind the parties with the same force and effect as original signatures.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law thereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

NATUS MEDICAL INCORPORATED /s/ John T. Buhler By:_______________________________________________ Name: John T. Buhler Title: President and Chief Operating Officer
ASTRO-MED, INC. /s/ Everett V. Pizzuti By:__________________________________________________ Name: Everett V. Pizzuti Title: President and CEO